                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                               ECKERD CORPORATION
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                               ECKERD CORPORATION
- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                                                   [ECKERD LOGO]

                                                                  April 23, 1996

Dear Fellow Stockholder:

     You are cordially invited to attend the 1996 Annual Meeting of Eckerd Corporation stockholders to be held at the corporate headquarters, 8333 Bryan Dairy Road, Largo, Florida on Thursday, May 23, 1996 at 10:00 a.m.

     At the meeting, you are being asked to vote for three directors and to approve the appointment of KPMG Peat Marwick LLP as independent auditors of the Company for fiscal year 1996. Management recommends that you vote for each of the directors nominated by the Board of Directors and for the appointment of the auditors.

     YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the meeting, it is important that your shares be represented and voted. Regardless of the size of your holdings, you are encouraged to sign, date and mail the enclosed proxy. The prompt return of your proxy will save additional solicitation expense and will not affect your right to vote in person in the event you are able to attend the meeting.

     If you desire to attend the meeting in person, please call telephone number
(813)399-6380 to indicate your plans to attend.

     On behalf of the Board of Directors and the associates of Eckerd Corporation, let me express our appreciation for your support and interest in the Company.

                                            Yours very truly,

                                            /s/ Stewart Turley
                                            ------------------------
                                            STEWART TURLEY
                                              Chairman

                               ECKERD CORPORATION
                             8333 BRYAN DAIRY ROAD
                              LARGO, FLORIDA 34647
                            ------------------------

                            NOTICE OF ANNUAL MEETING
                                OF STOCKHOLDERS

                            TO BE HELD MAY 23, 1996
                            ------------------------

                                                                  April 23, 1996

To the Stockholders of Eckerd Corporation:

     The annual meeting of the stockholders of Eckerd Corporation will be held at the corporate headquarters of the Company, 8333 Bryan Dairy Road, Largo, Florida 34647 on May 23, 1996 at 10:00 a.m., Eastern Daylight Savings Time, for the following purposes:

          1. To elect three (3) directors each for a term of three years as set forth in the accompanying Proxy Statement;

          2. To ratify the selection by the Company's Board of Directors of the firm of KPMG Peat Marwick LLP as independent auditors of the Company for the fiscal year ending February 1, 1997; and

          3. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

     Holders of shares of Common Stock of record at the close of business on March 29, 1996 will be entitled to vote at the meeting. A list of such holders shall be available at the headquarters of the Company for examination by any stockholder for a period of at least ten days before the meeting.

                                            By Order of the Board of Directors

                                                     /s/ James M. Santo
                                                     --------------------------
                                                     JAMES M. SANTO,
                                                        Secretary

                                   IMPORTANT

     ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND IN PERSON, YOU ARE URGED TO DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED. THIS WILL ASSURE YOUR REPRESENTATION AND A QUORUM FOR THE TRANSACTION OF BUSINESS AT THE MEETING. IF YOU DO ATTEND THE MEETING IN PERSON, THE PROXY WILL NOT BE USED IF YOU SO REQUEST.

                               ECKERD CORPORATION
                             8333 BRYAN DAIRY ROAD
                              LARGO, FLORIDA 34647
                            ------------------------

                    PROXY STATEMENT -- MEETING, MAY 23, 1996

                              GENERAL INFORMATION

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Eckerd Corporation (the "Company" or "Eckerd") of proxies in the accompanying form to be voted at the Annual Meeting of the Company's stockholders (the "Annual Meeting") to be held on May 23, 1996. Shares represented by each proxy properly executed and returned will be voted unless revoked. A stockholder may revoke a proxy at any time before it is exercised by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date or by voting in person at the Annual Meeting. Properly executed proxies will be voted as specified thereon, and in the absence of such specification will be voted for the three nominees for director in Class III and for approval of KPMG Peat Marwick LLP as the Company's independent auditors. This Proxy Statement and the accompanying form of proxy, together with the Company's annual report to stockholders, are being mailed to stockholders on or about April 23, 1996.

     A majority of the outstanding shares of common stock, par value $.01 per share (the "Common Stock") will constitute a quorum at the Annual Meeting. Abstentions and broker non-votes are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions are counted in the tabulations of the votes cast on proposals presented to the stockholders, whereas broker non-votes are not counted as present for purposes of determining whether a proposal has been approved. Matters presented to the stockholders (other than the election of directors) require the affirmative vote of a majority of the outstanding shares present at the meeting and entitled to vote for approval. Directors are elected by a plurality of votes cast.

     All information in this Proxy Statement relating to the Company's Common Stock or options to acquire the Company's Common Stock have been adjusted to give effect to a two-for-one stock split payable in the form of a stock dividend that the Company declared on April 1, 1996 payable on or about May 13, 1996 to stockholders of record as of April 22, 1996.

                        VOTING SECURITIES OF THE COMPANY

     As of the close of business on March 29, 1996, the record date for determining the stockholders entitled to vote at the Annual Meeting, there were issued and outstanding a total of 69,966,834 shares of Common Stock, each share being entitled to one vote on each matter presented to the meeting.

                      NOMINATION AND ELECTION OF DIRECTORS

                             The Board of Directors

     The Company's By-Laws provide that the business and affairs of the Company will be managed by, or under the supervision of, the Board of Directors, which held nine meetings during the fiscal year. All of the directors attended at least 75% of the meetings of the Board and of the committees of which they were members.

     The Company's Restated Certificate of Incorporation provides that the Board of Directors shall consist of not less than three nor more than fifteen directors, with the exact number of directors to be determined from time to time by resolution adopted by the affirmative vote of a majority of the directors then in office. At present there are ten members who are divided into three classes, designated Class I, Class II and Class III. Classes I and III consist of three directors each and Class II consists of four directors. The term of the Class I directors will expire on the date of the 1997 Annual Meeting; the term of the Class II directors will expire on the date of the 1998 Annual Meeting; and the term of the Class III directors will expire on the date of the

1996 Annual Meeting. Alexis P. Michas has advised the Company that he intends to resign from Class II of the Company's Board of Directors immediately after the Annual Meeting. The size of the Board will then be reduced from ten to nine members.

     The Board has three standing committees: the Executive Committee, the Audit Committee, and the Executive Compensation and Stock Option Committee. The Board does not have a Nominating Committee. The entire Board considers nominations for prospective directors.

     The Executive Committee meets on call during the intervals between Board of Directors' meetings and has authority to act on most matters requiring Board action. The Executive Committee did not meet during the fiscal year. Messrs. Dunn, Fitzgibbons and Turley (Chairman) are members of the Executive Committee.

     The Audit Committee reviews with management and with independent and internal auditors the annual results of operations, accounting and reporting policies and the adequacy of internal controls. The committee also recommends to the Board the independent auditors to serve for the following year, approves the type and scope of services to be performed by the auditors and reviews the related costs. The committee met two times during the fiscal year. Messrs. Doluisio, Dunn (Chairman) and Boyle are members of the Audit Committee, all of whom are non-management directors.

     The Executive Compensation and Stock Option Committee determines the compensation of the Company's officers and administers its stock option and management incentive plans. The committee met three times during the fiscal year. Messrs. Dunn, Fitzgibbons and Lehr (Chairman) are members of the Executive Compensation and Stock Option Committee, all of whom are non-management directors.

     Members of the Board of Directors who are not employees of the Company are paid for their services as members of the Board an annual fee of $24,000 and a fee of $1,500 for each Board or committee meeting attended, unless the committee meeting is held in conjunction with a Board meeting, in which case the committee member is paid a fee of $1,000 for attending the committee meeting. Employee directors receive no fee for Board or committee services. Pursuant to the Company's 1995 Stock Option and Incentive Plan, each outside director automatically receives an award of options to purchase 4,000 shares of the Company's Common Stock on the day following each annual meeting of the Company. Additionally, each new outside director automatically receives an award of options to purchase 10,000 shares of Common Stock upon the initial election (or appointment) to the Board and an award of options to purchase 4,000 shares of Common Stock on the day following each subsequent annual meeting of stockholders.

     In August 1993, Messrs. Fitzgibbons, Sidhu and Michas, together with other former colleagues from Merrill Lynch Capital Partners, Inc. ("Merrill Lynch Capital Partners"), founded Stonington Partners, Inc. ("Stonington Partners"). In July 1994, Messrs. Fitzgibbons, Sidhu and Michas left the employment of Merrill Lynch, Pierce, Fenner & Smith Incorporated ("ML & Co."), although each has continued as a director of Merrill Lynch Capital Partners and certain other companies in which certain affiliates of ML & Co. have equity investments (such other companies, the "ML & Co. Affiliates"). In this connection, each of Messrs. Fitzgibbons, Sidhu and Michas entered into a consulting agreement with Merrill Lynch Capital Partners which provides, among other things, for his continued availability to serve on the Board of Directors of the Company and the respective boards of directors of the ML & Co. Affiliates until requested to resign by Merrill Lynch Capital Partners, and for his compensation (directly or indirectly) by Merrill Lynch Capital Partners for serving in such director capacities and for other consulting services.

     In 1986, Jack Eckerd Corporation, a Florida corporation ("Old Eckerd"), was merged into Eckerd Holdings, Inc., a Delaware corporation, which changed its name to Jack Eckerd Corporation. In August 1993, Jack Eckerd Corporation changed its name to Eckerd Corporation.

  NOMINEES FOR ELECTION OF DIRECTORS IN CLASS III WITH TERMS EXPIRING IN 1999

     The persons named in the Proxy will vote for the election of each of the nominees named below as directors in Class III for a term of three years until the Annual Meeting in 1999 and until their successors are elected and qualified. The shares represented by the enclosed proxy will be voted "for" the election of the three nominees unless otherwise directed. All elections for directors shall be decided by a plurality of the votes of the shares of Common Stock voting in person or by proxy, and entitled to vote on the election of directors at the Annual Meeting. The Company anticipates that all nominees will, if elected, be able to serve. If, for any reason, any nominee should become unavailable for election, which management does not anticipate, discretionary authority may be exercised to vote for a substitute nominee.

     Albert J. Fitzgibbons, III -- Age 50. Mr. Fitzgibbons has been a director of Merrill Lynch Capital Partners since 1988. He has been a director of Stonington Partners since August 1993; a Partner of Stonington Partners since November 1993; a partner of Merrill Lynch Capital Partners from 1993 to July 1994; an Executive Vice President of Merrill Lynch Capital Partners from 1988 to 1993; a Senior Vice President of Merrill Lynch Capital Partners from 1987 to 1988; a Managing Director of the Investment Banking Division of ML & Co. from 1978 to July 1994; and Vice President of ML & Co. from 1974 to 1988. He is also a director of Borg-Warner Security Corporation, Borg-Warner Automotive, Inc., Dictaphone Corporation and United Artists Threatre Circuit, Inc. He has been a director of the Company since 1986.

     Lewis W. Lehr -- Age 75. Mr. Lehr is former Chairman of the Board of 3M Company, St. Paul, Minnesota. In his 39-year career with 3M Company, starting as an engineer, Mr. Lehr held numerous management positions and from 1980 to March 1986, when he retired, was Chairman of the Board and Chief Executive Officer. He also serves as a director of Peregrine Semiconductor Corporation and various IDS Funds. He has been a director of the Company since 1986.

     Stewart Turley -- Age 61. Mr. Turley has served as Chairman of the Board of the Company since 1986. He served as Chief Executive Officer of the Company from 1986 until February 1996 and as President of the Company from 1986 until July 1993. He joined Old Eckerd in 1966 and served as Senior Vice President (1971-1974) and President and Chief Executive Officer (1974-1975) prior to being elected to Chairman of the Board, President and Chief Executive Officer in 1975. He is also a director of Barnett Banks, Inc., Sprint Corporation and Springs Industries, Inc. He has been a director of the Company since 1986, and was a director of Old Eckerd between 1971 and 1986.

     The Board of Directors recommends that stockholders vote "FOR" all three nominees.

                DIRECTORS IN CLASS I WITH TERMS EXPIRING IN 1997

     The following directors are in Class I and their terms expire on the date of the Annual Meeting in 1997 and until their successors are elected and qualified.

     John W. Boyle -- Age 67. Mr. Boyle retired as Vice Chairman of the Board and Chief Financial Officer of the Company on December 31, 1994, positions he had held since February, 1993. He served as a consultant to the Company during the month of January, 1995. Prior to being Vice Chairman, he was Senior Vice President/Finance and Administration of the Company, a position he held for more than five years. He joined Old Eckerd as Senior Vice President/Finance and Administration in 1983. Prior to joining Old Eckerd, Mr. Boyle served as Vice Chairman of the Board (1978-1980) and, thereafter, as Chairman of the Board (1980-1983) of May Department Store Co., St. Louis, Missouri. He is also a director of Pathmark Stores, Inc. and Supermarkets General Holding Corporation and has served as Interim Chairman and Chief Executive Officer of those companies since March 1996. He has been a director of the Company since 1986, and was a director of Old Eckerd between 1983 and 1986.

     Dr. James T. Doluisio -- Age 60. Dr. Doluisio is Dean of the College of Pharmacy, University of Texas, Austin, Texas. Dr. Doluisio has been Dean since 1973 and has served as chairman of the American Pharmaceutical Association, the American Association of College of Pharmacy Council of Deans, the American Association for the Advancement of Science and as a trustee of the United States Pharmacopeia. He is also a director of COR Therapeutics, Inc. He has been a director of the Company since 1986.

     Rupinder S. Sidhu -- Age 39. Mr. Sidhu has been a director of Merrill Lynch Capital Partners since 1987. He is also the President of Merion Capital Management LLC, a private investment company. He has been a Partner of Stonington Partners since August 1993; a partner of Merrill Lynch Capital Partners from

1993 to July 1994; a Senior Vice President of Merrill Lynch Capital Partners from 1987 to July 1994; a Vice President of Merrill Lynch Capital Partners from 1985 to 1987; a Managing Director of the Investment Banking Division of ML & Co. from 1989 to 1994; and a Director of the Investment Banking Division of ML & Co. from 1987 to 1989. He is also a director of Clinton Mills, Inc., First USA, Inc., First USA Paymentech, Inc. and Wherehouse Entertainment, Inc. He has been a director of the Company since 1988.

               DIRECTORS IN CLASS II WITH TERMS EXPIRING IN 1998

     The following directors are in Class II and their terms expire on the date of the Annual Meeting in 1998 and until their successors are elected and have qualified.

     Donald F. Dunn -- Age 70. Mr. Dunn is the retired Chairman of the Board and Chief Executive Officer of Maas Brothers/Jordan Marsh, a division of Allied Stores Corporation, New York, New York. In his 39-year career with Allied Stores, starting as an executive trainee, Mr. Dunn held numerous management positions including that of executive group manager of Allied Stores for Jordan Marsh and Maas Brothers in Florida, Cain-Sloan in Tennessee and Joske's in Texas. Mr. Dunn is also a director of Tech Data Corporation and Proffitt's, Inc. He has been a director of the Company since 1986.

     Margaret H. Jordan -- Age 52. Ms. Jordan has been the President and Chief Executive Officer of Dallas Medical Resource since February 1996. She served as Vice President -- Health Care and Employee Services of Southern California Edison Company from 1992 to February 1996. Prior thereto she worked for Kaiser Foundation Health Plan, Inc. for more than the preceding five years, most recently as Vice President and Regional Manager, Texas Region. Ms. Jordan also serves as a director of Epitope, Inc. She has been a director of the Company since September 1995.

     Alexis P. Michas -- Age 38. Mr. Michas has been a director of Merrill Lynch Capital Partners since 1989. He has been a Partner of Stonington Partners since November 1993; a director of Stonington Partners since August 1993; a partner of Merrill Lynch Capital Partners from 1993 to July 1994; a Senior Vice President of Merrill Lynch Capital Partners from 1989 to 1993; a Vice President of Merrill Lynch Capital Partners from 1987 to 1989; a Managing Director of the Investment Banking Division of ML & Co. from 1991 to July 1994; a Director of the Investment Banking Division of ML & Co. from 1990 to 1991; and a Vice President of the Investment Banking Division of ML & Co. from 1987 to 1989. He is also a director of Borg-Warner Security Corporation, Borg-Warner Automotive, Inc., Blue Bird Corporation, Dictaphone Corporation, Pathmark Stores, Inc. and Supermarkets General Holding Corporation. He has been a director of the Company since 1990. Mr. Michas has advised the Company that he intends to resign from the Company's Board of Directors immediately after the Annual Meeting.

     Francis A. Newman -- Age 47. Mr. Newman has been Chief Executive Officer of the Company since February 1996. He is also President, Chief Operating Officer and a director of the Company, positions he has held since July 1993. Prior to joining the Company, Mr. Newman served as President, Chief Executive Officer and a director of F&M Distributors, Inc. ("F&M"), a drug store chain, since 1986. F&M filed bankruptcy under Chapter 11 of the United States Bankruptcy Code in December 1994. Prior to joining F&M, he was the Executive Vice President of Household Merchandising, a retail firm, from 1984 to 1985 and the Senior Vice President of Merchandising for F.W. Woolworth, a retail firm, from 1980 to 1984. Mr. Newman is also a director of FabriCenters of America, a retail firm.

                     SECURITY OWNERSHIP OF CERTAIN PERSONS

     The following table sets forth information regarding the stock ownership as of March 29, 1996 of all persons known to the Company to be the beneficial owner of more than five percent of the Common Stock, the directors (which includes nominees) of the Company, the named executive officers and all directors and executive officers as a group:

                                                                    NUMBER OF
                                 NAME                               SHARES(1)     PERCENTAGE
    --------------------------------------------------------------  ---------     ----------
    Merrill Lynch Investors(2)....................................  4,041,268        5.78
    Loomis, Sayles & Company, L.P.(3).............................  5,296,418        7.57
    Directors (who are not named executive officers)
    John W. Boyle(4)..............................................    288,534        *
    Dr. James Doluisio(5).........................................     13,874        *
    Donald F. Dunn................................................     26,434        *
    Albert J. Fitzgibbons, III(6).................................      9,434        *
    Margaret H. Jordan............................................        -0-        *
    Lewis W. Lehr(7)..............................................     18,034        *
    Alexis P. Michas(6)...........................................      9,350        *
    Rupinder S. Sidhu(6)..........................................    107,060        *
    Named Executive Officers
    Stewart Turley(8).............................................    950,076        1.36
    Francis A. Newman(9)..........................................    206,700        *
    James M. Santo(10)............................................    102,106        *
    Samuel G. Wright(11)..........................................    125,508        *
    Kenneth L. Flynn..............................................        -0-        *
    All directors and executive officers as a group
      (19 individuals)(12)........................................  1,972,336        2.80

- ---------------

  *  Less than one percent

 (1) Does not include 3,075,044 shares of Common Stock beneficially owned by the Company Employees' Profit Sharing Plan (the "Plan") (4.40% of the Common Stock). The address for the Plan is P.O. Box 4689, Clearwater, Florida 34618. NationsBank, N.A. (South) is the trustee of the Plan. The Company has irrevocably committed to deposit 128,000 shares of Common Stock to the Plan during fiscal 1996.

 (2) Shares of Common Stock are owned of record as follows: 201,016 shares by Merrill Lynch Capital Corporation, 2,935,828 shares by Merrill Lynch Capital Appreciation Partnership No. II, L.P., 74,268 shares by ML Offshore LBO Partnership No. II, 54,530 shares by ML Employees LBO Partnership No. I, L.P., 18,662 shares by Merrill Lynch KECALP L.P. 1986, 340,266 shares by Merrill Lynch Capital Appreciation Partnership No. B-IX, L.P., 199,310 shares by ML Offshore LBO Partnership No. B-IX, 5,068 shares by MLCP Associates L.P. No. II., 28,244 shares by Merrill Lynch KECALP L.P. 1989, 174,262 shares by ML IBK Positions, Inc. and 9,814 shares by Merchant Banking L.P. No. IV. The address for each of the aforementioned record holders is c/o Merrill Lynch & Co., Inc., Merrill Lynch World Headquarters, North Tower, New York, New York 10281. The foregoing are collectively referred to herein as the "Merrill Lynch Investors". As previously disclosed in connection with the Company's December 1995 secondary stock offering, certain of the Merrill Lynch Investors that are limited partnerships distributed approximately 921,212 shares of Common Stock owned by them to certain of their partners in April 1996. As a result of such distribution, the Merrill Lynch Investors owned 3,120,056 shares of Common Stock, representing approximately 4.45% of the Company's outstanding Common Stock.

 (3) Loomis, Sayles & Company, L.P. has sole voting power over 1,687,440 shares of Common Stock, shared voting power over 800 shares of common Stock and shared dispositive power over 5,296,418 shares of

     Common Stock. The address for Loomis, Sayles & Company, L.P. is One Financial Center, Boston, Massachusetts 02111. The foregoing information is based on a Form 13G dated February 12, 1996.

 (4) Total does not reflect 244,786 shares of Common Stock transferred to certain irrevocable trusts established by Mr. Boyle. Mr. Boyle disclaims beneficial ownership of such shares. Total includes options covering 41,600 shares of Common Stock which are exercisable as of March 29, 1996 or within 60 days thereafter.

 (5) Total includes options covering 6,668 shares of Common Stock which are exercisable as of March 29, 1996 or within 60 days thereafter.

 (6) Messrs. Fitzgibbons, Michas and Sidhu are directors of the Company and Merrill Lynch Capital Partners. Until July 1994 they were officers of Merrill Lynch Capital Partners and employees of ML & Co. Each disclaims beneficial ownership of shares of Common Stock beneficially owned by the Merrill Lynch Investors. The business address for Messrs. Fitzgibbons, Michas and Sidhu is 767 5th Avenue, 48th Floor, New York, New York 10153.

 (7) Total includes options covering 6,668 shares of Common Stock which are exercisable as of March 29, 1996 or within 60 days thereafter.

 (8) Total does not reflect the 91,990 shares of Common Stock transferred by Mr. Turley to certain family members. Mr. Turley disclaims beneficial ownership of such shares. Total includes 32,000 shares transferred by Mr. Turley to The Stewart Turley Foundation, Inc. Mr. Turley disclaims beneficial ownership of such shares. Total includes options covering 88,842 shares of Common Stock which are exercisable as of March 29, 1996 or within 60 days thereafter.

 (9) Total includes options covering 200,000 shares of Common Stock which are exercisable as of March 29, 1996 or within 60 days thereafter.

(10) Total includes options covering 18,200 shares of Common Stock which are exercisable as of March 29, 1996 or within 60 days thereafter.

(11) Total includes options covering 18,200 shares of Common Stock which are exercisable as of March 29, 1996 or within 60 days thereafter.

(12) Total includes options covering 393,178 shares of Common Stock which are exercisable as of March 29, 1996 or within 60 days thereafter.

     All filings required to be filed by the Company's directors and executive officers pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended, for fiscal year 1995 were filed on a timely basis except that a Form 5 for Mr. Boyle for fiscal year 1995 that reflected a gift by him of 476 shares made during fiscal year 1995 was filed two days late.

                             EXECUTIVE COMPENSATION

     The following table sets forth certain information for the 1995, 1994 and 1993 fiscal years with respect to the Chief Executive Officer and each of the four most highly paid executive officers of the Company who were serving as executive officers at February 3, 1996 (collectively, the "named executive officers").

                           SUMMARY COMPENSATION TABLE

                                                                     LONG-TERM COMPENSATION
                                                                    -------------------------
                                                                    AWARDS(2)
                                                                    ----------     PAYOUTS
                                   ANNUAL COMPENSATION              NUMBER OF    ------------
                        -----------------------------------------   SECURITIES    LONG-TERM      ALL OTHER
  NAME AND PRINCIPAL                                 OTHER ANNUAL   UNDERLYING    INCENTIVE     COMPENSATION
      POSITION(1)       YEAR    SALARY     BONUS     COMPENSATION    OPTIONS     PLAN PAYOUTS       (3)
- ----------------------- ----   --------   --------   ------------   ----------   ------------   ------------
Stewart Turley,........ 1995   $651,570   $513,886     $ 63,076(4)     40,000      $258,300       $     --
  Chairman of the       1994    621,574    511,428       60,542(4)         --       147,500         18,005
  Board and CEO         1993    601,467    201,419           --        50,000       138,750         11,327
Francis A. Newman,..... 1995   $533,449   $419,805     $     --        30,000      $184,894       $     --
  President and Chief   1994    516,574    424,815           --            --        65,705         13,861
  Operating Officer(5)  1993    285,601    250,000           --       430,000            --             --
James M. Santo,........ 1995   $222,569   $156,537     $     --        20,000      $ 73,185       $     --
  Executive Vice        1994    187,602    153,160           --            --        40,250          2,699
  President --          1993    171,796     57,069           --        24,000        37,750          3,239
  Administration and
  Secretary
Samuel G. Wright,...... 1995   $231,504   $163,653     $     --        60,000      $ 71,463       $     --
  Executive Vice        1994    184,247    150,592           --            --        40,250          2,677
  President -- Chief    1993    167,797     55,726           --        24,000        37,750          3,101
  Financial Officer
Kenneth L. Flynn,...... 1995   $302,405   $213,460     $     --        20,000      $ 43,050       $     --
  Senior Vice           1994     43,259     75,000           --        50,000            --             --
  President -- Store
  Operations(6)

- ---------------

(1) The Company has entered into employment agreements with each of the named executive officers that provide for severance payments upon the occurrence of events such as death, termination or a change in control. See "Employment Agreements."

(2) No restricted stock or stock appreciation rights were awarded or granted to the named executive officers during the year ended February 3, 1996.

(3) Each named executive officer participates in the Eckerd Corporation Profit Sharing Plan (the "Profit Sharing Plan") and the Eckerd Corporation Executive Excess Plan (the "Executive Excess Plan"). Mr. Flynn began participation in the Executive Excess Plan in January 1996. The Executive Excess Plan replaces benefits under the Profit Sharing Plan (and the Eckerd Corporation Pension Plan) which are reduced under provisions of the Internal Revenue Code of 1986 (the "Code"). The amounts allocable in 1995 to the named executive officers under the Profit Sharing Plan and the Executive Excess Plan (with respect to the Profit Sharing Plan) were not calculable as of the date hereof. The amounts allocable in 1994 and 1993 are shown in this column.

(4) Included in this amount are transportation allowances and expenses of $29,233 in 1995 and $28,022 in 1994 and payments for long-term disability insurance of $18,480 in each of 1995 and 1994.

(5) Under the terms of Mr. Newman's employment, which commenced on July 6, 1993, the aggregate amount of his annual bonus and Long Term Incentive Plan payouts were guaranteed to be not less than $250,000 in each of 1993 and 1994. Mr. Newman became the Chief Executive Officer of the Company in February 1996.

(6) Mr. Flynn became Senior Vice President-Store Operations in December 1994.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

     The following table presents information concerning grants of stock options during the 1995 fiscal year to each of the named executive officers. No stock appreciation rights were granted during the 1995 fiscal year.

                                                      INDIVIDUAL GRANTS                       POTENTIAL REALIZABLE
                                   -------------------------------------------------------      VALUE AT ASSUMED
                                    NUMBER OF                                                 ANNUAL RATES OF STOCK
                                    SECURITIES      % OF TOTAL                               PRICE APPRECIATION FOR
                                    UNDERLYING    OPTIONS GRANTED   EXERCISE                     OPTION TERM(2)
                                   OPTIONS/SARS   TO EMPLOYEES IN   PRICE PER   EXPIRATION   -----------------------
              NAME                   GRANTED      FISCAL YEAR(1)      SHARE        DATE         5%           10%
- ---------------------------------  ------------   ---------------   ---------   ----------   --------     ----------
Stewart Turley...................     40,000            6.57%        $ 15.75      5/24/05    $396,204     $1,004,058
Francis A. Newman................     30,000            4.93           15.75      5/24/05     297,153        753,043
James M. Santo...................     20,000            3.29           15.75      5/24/05     198,102        502,029
Samuel G. Wright.................     40,000            6.57           12.81      2/06/05     322,308        816,793
                                      20,000            3.29           15.75      5/24/05     198,102        502,029
Kenneth L. Flynn.................     20,000            3.29           15.75      5/24/05     198,102        502,029

- ---------------

(1) Based on a total of 1,057,800 options granted to all employees. Except for the grant of 40,000 options to Mr. Wright which occurred on February 6, 1995, all options granted to the named executive officers were granted on May 24, 1995. Commencing three years after date of grant, the options are exercisable to the extent of 50% with an additional 25% exercisable after each of the next two successive years.

(2) The assumed rates of growth were selected by the Securities and Exchange Commission for illustration purposes and are not intended to forecast the future appreciation, if any, in the price of the Company's Common Stock. If the named executive officers realize these values, the Company's stockholders will realize aggregate appreciation in the price of the Company's Common Stock. For example, the market value of 69.958 million shares of the Company's Common Stock on May 24, 1995 based on the market price on that date was approximately $1.102 billion. If the share price of the Company's Common Stock increases by 5% and 10% per year for the same number of shares, the approximate market value on May 24, 2005 would be approximately $1.795 billion and $2.858 billion, respectively.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                        AND FY-END OPTION/SAR VALUES(1)

     The following table presents information concerning the value of unexercised stock options at the end of the 1995 fiscal year with respect to the named executive officers. No SARs are currently outstanding.

                                                     NUMBER OF SECURITIES                VALUE OF
                                                          UNDERLYING                    UNEXERCISED
                                                          UNEXERCISED                  IN-THE-MONEY
                                                        OPTIONS/SARS AT               OPTIONS/SARS AT
                                                            FY-END                        FY-END
                      NAME                        (EXERCISABLE/UNEXERCISABLE)   (EXERCISABLE/UNEXERCISABLE)
- ------------------------------------------------  ---------------------------   ---------------------------
Stewart Turley..................................         88,842/90,000             $1,522,308/$977,500
Francis A. Newman...............................        200,000/260,000            $3,350,000/$3,972,500
James M. Santo..................................         18,200/44,000               $311,857/$474,000
Samuel G. Wright................................         18,200/84,000               $311,857/$831,500
Kenneth L. Flynn................................              0/70,000                     $0/$507,500

- ---------------

(1) None of the named executive officers exercised any options during the 1995 fiscal year.

           LONG-TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR(1)

     The following table presents information regarding Long-Term Incentive Plan Awards made during the 1995 fiscal year to each of the named executive officers.

                                                     PERFORMANCE OR    ESTIMATED FUTURE PAYOUTS UNDER
                                                      OTHER PERIOD       NON STOCK PRICE-BASED PLANS
                                                    UNTIL MATURATION   -------------------------------
                       NAME                            OR PAYOUT       THRESHOLD    TARGET    MAXIMUM
- --------------------------------------------------  ----------------   ---------   --------   --------
Stewart Turley....................................      1995-1997       $32,500    $279,825   $325,000
Francis A. Newman.................................      1995-1997        26,550     228,596    265,500
James M. Santo....................................      1995-1997        11,000      94,710    110,000
Samuel G. Wright..................................      1995-1997        11,500      99,015    115,000
Kenneth L. Flynn..................................      1995-1997        15,000     129,150    150,000

- ---------------

(1) All amounts shown represent grants made pursuant to the Company's Executive Three Year Bonus Plan. The bonus awards are granted annually and the payment of such awards are contingent on the attainment of certain performance criteria. The total payment with respect to a grant is based on the annual average increase in the Company's earnings before interest and taxes, as adjusted, and the average annual return on investment, during a three-year performance period consisting of the current year and the succeeding two years, subject to achieving certain specified minimum performance objectives for the three-year period, and are calculated as a percentage of a participant's annual base salary as of the beginning of a three-year performance period. The range of payment of the bonus award is from zero to fifty percent of the participating executive's annual base salary at the beginning of a performance period. The threshold amount is the amount that would be paid for meeting the minimum level of performance for which an award would be payable under the plan. Since a target award is not applicable, the target amount is representative of the amount which would be paid on the payout date based on the previous fiscal year's performance results.

The Eckerd Corporation Pension Plan

     The Eckerd Corporation Pension Plan (the "Pension Plan") is qualified under the Code and is non-contributory. Employees who retire or terminate as vested participants are entitled to receive retirement benefits under a final average compensation formula. To the extent benefits cannot be provided under the Pension Plan due to the limitations imposed by Sections 415 and 401(a)(17) of the Code, such benefits will be provided for Messrs. Turley, Newman, Santo and Wright under The Eckerd Corporation Executive Excess Plan (the "Excess Plan") which is not qualified under the Code. Mr. Flynn did not participate in the Excess Plan until January 1996.

     The following table sets out the estimated Minimum Annual Retirement Benefits payable at age 65 for the noted levels of final average annual compensation and years of service:

                               PENSION PLAN TABLE

                                                          CREDITED YEARS OF SERVICE(1)
               FINAL AVERAGE                  ----------------------------------------------------
                COMPENSATION                  15 YEARS   20 YEARS   25 YEARS   30 YEARS   35 YEARS
- --------------------------------------------  --------   --------   --------   --------   --------
$  250,000..................................  $ 59,250   $ 79,000   $ 98,750   $ 98,750   $ 98,750
   350,000..................................    82,950    110,600    138,250    138,250    138,250
   450,000..................................   106,640    142,200    177,750    177,750    177,750
   550,000..................................   130,350    173,800    217,250    217,250    217,250
   650,000..................................   154,050    205,400    256,750    256,750    256,750
   750,000..................................   177,750    237,000    296,250    296,250    296,250
   850,000..................................   201,450    268,600    335,750    335,750    335,750
   950,000..................................   225,150    300,200    375,250    375,250    375,250
 1,050,000..................................   248,850    331,800    414,750    414,750    414,750
 1,150,000..................................   272,550    363,400    454,250    454,250    454,250
 1,250,000..................................   296,250    395,000    493,750    493,750    493,750
 1,350,000..................................   319,950    426,600    533,250    533,250    533,250
 1,450,000..................................   343,650    458,200    572,750    572,750    572,750

- ---------------

(1) The Pension Plan provides for a Minimum Annual Retirement Benefit at age 65 after 25 years of service equal to 24% of final average compensation plus 15.5% of final average compensation in excess of an employee's average Social Security maximum taxable wage base for the 35 years ending with the employee's Social Security normal retirement age. The Minimum Annual Retirement Benefit includes the income which could be provided by a monthly annuity for life purchased with the Profit Sharing Plan vested account balance. Final average compensation is the average compensation (including base salary, Key Management Bonus, and Executive Three-Year Bonus which are set forth under the headings "Salary," "Bonus," and "Long-Term Incentive Plan Payouts" in the Summary Compensation Table) for the highest consecutive five of the final ten years of employment. It also includes certain perquisites. The retirement benefit amounts shown are age 65 single life annuity amounts and are not subject to any deduction for Social Security or other offset amounts. The years of service and the current level of compensation recognized for retirement purposes (which would be used to calculate average annual compensation) for the named executive officers are as follows: Mr. Turley, 29 years and $1,370,319, Mr. Newman, 2 years and $1,050,354, Mr. Santo, 19 years and $436,583, Mr. Wright, 13 years and $432,923 and Mr. Flynn, 1 year and $318,807. The final average compensation for retirement purposes for the relevant five year period is as follows: Mr. Turley $1,061,041, Mr. Santo, $307,929 and Mr. Wright, $299,967. Because Mr. Newman and Mr. Flynn have not completed 5 years of service with the Company and therefore do not yet have a vested benefit, there are no relevant final average compensation calculations for them.

The Executive Supplemental Benefit Plan

     The Executive Supplemental Benefit Plan (the "ESBP") is a non-qualified, non-contributory plan that provides for supplemental retirement and death benefits for the executive officers, including the named executive officers, and other key management employees of the Company.

     The following table sets out the estimated annual benefits payable at age 65 for the noted levels of mid-point salaries:

COVERED SALARY(1)     ANNUAL BENEFIT PAYABLE(2)
- -----------------     -------------------------
    $ 100,000                 $  25,000
      200,000                    50,000
      300,000                    75,000
      400,000                   100,000
      500,000                   125,000
      600,000                   150,000
      700,000                   175,000

- ---------------

(1) Under the ESBP, the Company is obligated to pay a participant commencing at age 65 an annual amount equal to 25% of the participant's covered salary in equal monthly installments for 15 years. The covered salary is the mid-point of a salary range for a particular executive position that is calculated by the Company. It does not relate to the figures provided in the Summary Compensation Table. The covered salaries for 1995 recognized for retirement purposes for the named executive officers are as follows:
     Mr. Turley, $615,200, Mr. Newman, $508,800, Mr. Santo, $261,200, Mr.
     Wright, $287,300 and Mr. Flynn, $287,300. As of 1995, the years of service recognized for retirement purposes with respect to the ESBP were the same as those provided with respect to the Pension Plan. The ESBP also provides that, in the event of the death of a participant prior to retirement, the participant's beneficiary is entitled to receive either (a) a lump sum payment equal to four times the participant's covered salary, or (b) an amount equal to 90% of the participant's covered salary for the first year after death plus 45% of the covered salary annually for the next nine years.

(2) Assumes the sum of the participant's age and the number of years of service (which cannot be less than 5) is at least 70. If less than 70, benefits are prorated pursuant to a formula.

Employment Agreements

     Mr. Turley entered in an employment and consulting agreement with the Company which became effective on February 4, 1996. The agreement provides for Mr. Turley to serve as the Company's Chairman of the Board until January 31, 1998 and then to serve as a consultant to the Company until February 3, 2001. The agreement provides for an annual base salary of $650,000 for his services as Chairman, an annual consulting fee of $325,000 for his services as a consultant, and that Mr. Turley will continue to participate in the Company's Executive Three Year Bonus Plan while serving as Chairman. The agreement provides that (i) upon Mr. Turley's death or disability during the term of the agreement, the Company will pay Mr. Turley or his estate a lump sum payment in the amount of the base salary or consulting fee or both, as the case may be, that would have been payable to him during the remainder of the term (the "Termination Payment"), (ii) upon an involuntary termination other than for cause, the Company will pay the Termination Payment plus, if the termination occurs while he is serving as the Chairman of the Company, a pro rata portion of any bonus compensation payable to him under the Executive Three Year Bonus Plan and the Company will continue certain insurance and medical benefits for a period of 18 months, and (iii) upon the termination of Mr. Turley's agreement by the Company or by Mr. Turley for Good Reason (as defined in the agreement) within two years after a Change in Control (as defined in the agreement), the Company will pay him the Termination Payment plus all accrued but unpaid bonus compensation, and all previously granted incentive awards will become vested and, if the termination occurs during his service as Chairman, the Company will pay him an additional payment equal to two times his annual base salary and will continue certain insurance and medical benefits for a period of two years.

     The Company entered into an employment agreement with Mr. Newman that became effective on February 4, 1996 that provides for an initial base salary of $575,000. The agreement is for an initial term of one year and is thereafter automatically renewed on a year-to-year basis, unless terminated by the Company or Mr. Newman. The agreement provides that upon involuntary termination of employment (except for cause) the Company will pay Mr. Newman a severance payment in an amount equal to two times his then current annual base salary in monthly installments plus a pro rata portion of certain bonus compensation payable under certain bonus plans, and subject to certain limitations, the Company will continue certain insurance and medical benefits. The severance payments and benefits are payable for two years. The agreement provides that upon the termination of employment by the Company or by Mr. Newman for Good Reason (as defined in the agreement) within two years after a Change in Control (as defined in the agreement), the Company will (a) pay Mr. Newman a lump sum severance payment in an amount equal to 2.9 times his base salary, plus a pro rata portion of his applicable bonus compensation, (b) continue certain insurance and medical benefits for a period of two years, and (c) immediately vest all previously granted incentive awards.

     The Company entered into employment agreements with Messrs. Santo, Wright and Flynn that became effective on February 4, 1996 that provide for initial base annual salaries of $241,000, $265,000, and $309,000, respectively, and for bonuses pursuant to bonus plans that the Company allows them to participate in from time to time. Each employment agreement is for an initial term of one year and is thereafter automatically renewed on a year-to-year basis, unless terminated by the Company or the employee. Each of the three employment agreements provides (i) upon an involuntary termination other than for cause, the Company will continue to pay their base annual salaries in monthly installments for a period of two years with respect to Messrs. Santo and Wright and for a period of one year with respect to Mr. Flynn, and will also pay them a pro rata portion of such employees' applicable bonus compensation and that the Company will continue certain insurance and medical benefits for a period of two years with respect to Mr. Santo and Wright and one year with respect to Mr. Flynn, (ii) upon the termination of employment by the Company or by the employees for Good Reason (as defined in the agreements) within two years after a Change in Control (as defined in the agreements), the Company will (a) pay the employees a lump sum severance payment in an amount equal to 2.9 times the employees' base salary, plus a pro rata portion of such employees' applicable bonus compensation, (b) continue certain insurance and medical benefits for a period of two years, and (c) immediately vest all of them previously granted incentive awards.

     In the event any payment by the Company to Messrs. Turley, Newman, Santo, Wright or Flynn upon a Change in Control is determined to be subject to the excise tax imposed by Section 4999 of the Code, the Company is required to pay them an amount on an after-tax basis equal to the excise tax imposed.

Compensation Committee Interlocks and Insider Participation

     The Company's Executive Compensation and Stock Option Committee consists of Lewis W. Lehr, Donald F. Dunn and Albert J. Fitzgibbons, III. Mr. Fitzgibbons is a member of the Board of Directors of Merrill Lynch Capital Partners and, until July 1994, was a Managing Director of ML & Co. Both Merrill Lynch Capital Partners and ML & Co. are affiliated with the Merrill Lynch Investors. The Merrill Lynch Investors held 38.33% of the Company's Common Stock as of March 31, 1995 and 5.78% of the Company's Common Stock as of March 29, 1996.

     Merrill Lynch Capital Partners, a Delaware corporation and an affiliate of ML & Co., initiates and structures transactions commonly referred to as leveraged or management buyouts involving publicly owned companies, privately owned companies and subsidiaries and divisions of both publicly and privately owned companies, and manages a fund of equity capital committed by institutional investors for investment in the equity portion of leveraged buyout transactions.

     Merrill Lynch Capital Partners or its affiliates is the direct or indirect managing partner of Merrill Lynch Capital Appreciation Partnership No. II, L.P., ML Offshore LBO Partnership No. II, ML Employees LBO Partnership No. I, L.P., Merrill Lynch KECALP L.P. 1986, Merrill Lynch Capital Appreciation Partnership No. B-IX, L.P., ML Offshore LBO Partnership No. B-IX, MLCP Associates L.P. No. II, Merrill Lynch KECALP L.P. 1989, Merchant Banking L.P. No. IV, ML Oklahoma Venture Partners, Limited Partnership and ML Venture Partners II, L.P., which are, or during fiscal 1995 were, stockholders of the Company. Merrill Lynch Capital Corporation and ML IBK Positions, Inc., affiliates of Merrill Lynch Capital Partners, are also a stockholders of the Company.

     In January 1987, the Company entered into a sale and leaseback agreement involving 72 Eckerd Drug stores, in a transaction arranged by and including certain affiliates of ML & Co. Pursuant to this agreement, the Company sold 72 Eckerd Drug stores for $48.1 million and is obligated to lease them back for a minimum term of ten years. The Company paid a fee equal to 1 1/2% of the sales price, or approximately $721,500, to an affiliate of ML & Co. for arranging the transaction. Lease payments by the Company, payable semi-annually, are approximately $5.9 million per annum. An affiliate of ML & Co. was paid a management fee of approximately $74,000 in 1995 out of such lease payments. The Company believes that the terms of this agreement were no less favorable to the Company than could have been obtained from unaffiliated third parties.

     In April 1989, the Company entered into a Master Lease (the "Master Lease") with a third-party lessor ("Lessor") established by an affiliate of ML & Co. Under the Master Lease the Lessor finances the purchase of sites for development as Eckerd Drug stores and finances the construction of the buildings and the acquisition of equipment. The selection of sites and construction of improvements was undertaken by the Company acting as the Lessor's agent pursuant to a construction agency agreement (the "Agreement for Lease"). Under the Agreement for Lease, the Company constructed the improvements and leased the properties from the Lessor pursuant to the Master Lease. As of February 3, 1996, there were 12 stores leased under the Master Lease with a total acquisition and construction cost of approximately $18.4 million. The Company pays a structure fee to the ML & Co. affiliate equal to 1% of the cost of the land, building and equipment leased under the Master Lease plus an administration fee. The Company paid the ML & Co. affiliate fees totaling approximately $43,000 for the year ended February 3, 1996. The Company believes that the terms of this arrangement were no less favorable to the Company than could have been obtained from unaffiliated third parties.

     On July 27, 1995, the Company completed the sale of 12,351,000 shares of the Company's Common Stock (the "August Offering"). Of the shares sold in the August Offering, 5,350,000 shares were sold by the Company and 7,001,000 shares were sold by the Merrill Lynch Investors. The Company and the Merrill Lynch Investors paid ML & Co. approximately $3.0 million in underwriting commissions and related fees in connection with the August Offering.

     On December 7, 1995, the Company completed the sale of 12,000,000 shares of the Company's Common Stock (the "December Offering"), all of which were sold by the Merrill Lynch Investors. The Merrill Lynch Investors paid ML & Co. approximately $5.0 million in underwriting commissions and related fees in connection with the December Offering.

     The Company paid the expenses of the August Offering and the December Offering and the Company and the Merrill Lynch Investors also agreed to indemnify ML & Co., as one of the Underwriters, against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended.

             REPORT OF THE EXECUTIVE COMPENSATION AND STOCK OPTION
                      COMMITTEE ON EXECUTIVE COMPENSATION

     The Executive Compensation and Stock Option Committee of the Board of Directors (the "Committee"), composed of three non-management directors of the Board of Directors of the Company, reviews the performance of the Company's executive personnel and develops and makes recommendations to the Board with respect to executive compensation policies. The Committee reviews, approves and submits to the Board for its acceptance the financial targets for the executive compensation program, long term incentive plans, incentive objectives for management for the upcoming fiscal year and salary increases for executives.

     The objectives of the Committee are to support the achievement of desired Company performance, to provide compensation and benefits that will attract and retain superior talent and reward performance, and to make a portion of compensation relate specifically to the outcome of corporate performance.

     The Committee has access to independent compensation data and is authorized, if determined appropriate in any particular case, to engage outside compensation consultants. The Committee engaged a compensation consultant during 1994 to review the Company's executive compensation program and made certain previously disclosed changes to the Company's executive compensation program based on the consultant's recommendations.

     The executive compensation program is generally comprised of base salary, performance bonuses in the form of the Key Management Bonus Plan, and long term incentives in the form of stock options and the Company's Executive Three Year Bonus Plan. The compensation program also includes various benefits, including a supplemental executive retirement program, health insurance plans and programs, and pension, profit sharing and retirement plans in which substantially all of the Company's employees participate.

     All of the Company's 1995 compensation is anticipated to be fully deductible under Section 162(m) of the Code ("Section 162(m)"). The following sections of this report contain information concerning each component of the Company's executive compensation program.

Base Salary

     In determining the base salary levels for the Company's executive officers, the Committee reviews independent compensation data which provide compensation information with respect to companies in the same or similar business, companies of similar size and companies with comparable locations. Based on a review of this information, the Committee attempts to set its base salaries at competitive levels. Because of its desire to maintain flexibility, the Committee does not necessarily set its base salaries at a specific level relative to other companies. In each instance, base salary takes into account the individual's level of experience and the individual's performance on behalf of the Company.

Key Management Bonus Plan

     Executives of the Company (including the named executive officers ) as well as certain other key employees participate in the Key Management Bonus Plan ("KMBP"). KMBP is a performance-based plan which takes into account the Company's overall financial performance for the previous fiscal year. Generally the plan considers the following three factors relating to Company performance for the previous fiscal year: the Company's earnings before interest and taxes; return on investment; and sales. In addition to these three factors, bonuses for certain executives (other than the named executive officers) and for certain key employees are based upon financial performance related to such officer's or employee's geographic business area or business group.

Executive Three Year Bonus Plan

     Bonus awards made under this plan are made annually based on the annual average increase in the Company's earnings before interest and taxes, as adjusted, and the average annual return on investment during a three year performance period consisting of the current year and the succeeding two years, subject to achieving certain specified minimum performance objectives for the three year period, and are calculated as a percentage of a participant's annual base salary at the beginning of a three year performance period. The range of a bonus award is from zero to a maximum of fifty percent of the participating executives' annual base salary at the beginning of a performance period. The Board of Directors, upon recommendation of the Committee, determines which executives may participate in this plan. All named executive officers participate in this plan.

1993 and 1995 Stock Option and Incentive Plans

     The Committee believes that employee equity ownership provides significant additional motivation to executive officers to maximize values for the Company's stockholders and therefore periodically recommends to the Board of Directors grants of stock options to the Company's employees, including its executive officers. The Company believes that granting stock options provides a long term incentive to such persons to contribute to the growth of the Company and establishes a direct link between compensation and stockholder return, measured by the same index used by stockholders to measure Company performance. As of March 31, 1996, approximately 360 individuals had been granted stock options under the Company's two option plans since the inception of the plans.

     The plans provide that a total of 7,333,334 shares (3,333,334 shares under the 1993 plan and 4,000,000 shares under the 1995 plan) of common stock were reserved for issuance under the plans. Awards are available under these plans in the form of stock options, stock appreciation rights, limited stock appreciation rights, and restricted stock. The purpose of these plans is to advance the interest of the Company and its shareholders by providing eligible employees with an opportunity to acquire a proprietary interest in the Company, to increase their efforts on behalf of the Company, to promote the successful conduct of its business, and to provide them with an incentive to remain in the Company's employment. The Committee has the exclusive discretion to select the employees and the time or times at which awards will be granted, to determine the type, size and terms of each award, to modify the terms of any award and to determine when awards will be granted and paid.

     In general, the Committee has historically made its awards based upon subjective factors such as relative position and responsibilities of each recipient, and historical and expected contributions of each recipient to the Company, and in determining the amount of an award also considers the amount and terms of options and restricted stock already held by recipients. In 1995 the Committee decided to consider granting stock option awards annually pursuant to suggested option award guidelines developed by the Committee. The Committee followed these guidelines in making option awards in 1995.

Chief Executive Officer Compensation and Company Performance

     The Chief Executive Officer's compensation for 1995 was earned pursuant to the executive compensation plans described in the preceding sections of this report. He participated in both the KMBP and the Executive Three Year Bonus Plan, and the performance factors and criteria on which his 1995 compensation was based are thus the same as those applicable to each of those plans, as summarized in the preceding sections. Because the KMBP and the Executive Three Year Bonus Plan are based upon the Company's earnings before interest and taxes, annual return on investment, and sales (KMBP only), a significant part of the Chief Executive Officer's compensation was tied directly to the Company's performance in these areas. The Chief Executive Officer's 1995 stock option award was made by the Committee pursuant to the guidelines developed by the Committee.

                                          Lewis W. Lehr, Chairman
                                          Donald F. Dunn
                                          Albert J. Fitzgibbons, III

                            STOCK PERFORMANCE GRAPH

     The following graph represents the return that would have been realized (assuming reinvestment of dividends) by an investor who invested $100 on August 6, 1993 (the first date on which the Company's Common Stock was traded on the New York Stock Exchange) in the Company's Common Stock, and who invested $100 on August 6, 1993 in each of (i) the Standard & Poor's Retail Stores Composite Index, and (ii) the Standard & Poor's 500 Index.

                       CUMULATIVE TOTAL RETURN COMPARISON
    AMONG ECKERD CORPORATION, S&P 500 INDEX AND S&P RETAIL STORES COMPOSITE

                                   [GRAPH]

                                                                  S&P RETAIL
      MEASUREMENT PERIOD            ECKERD         S&P 500          STORES
    (FISCAL YEAR COVERED)        CORPORATION        INDEX         COMPOSITE
8/6/93                               100             100             100
1/29/94                              133             108             101
1/28/95                              182             109              94
2/3/96                               292             150             100

                              CERTAIN TRANSACTIONS

     During fiscal 1995, the Company purchased approximately $396,000 of merchandise from SunBelt, a division of Tandycraft, Inc. The President of SunBelt is the brother of Edward W. Kelly, Senior Vice President/Merchandising of the Company. Mr. Kelly previously recused himself from any dealing on behalf of the Company with SunBelt. The Company believes that the terms of its purchases from SunBelt are consistent with its ordinary purchasing practices and are no less favorable than could have been obtained from unaffiliated third parties.

     On December 7, 1995, the Company loaned Francis A. Newman, the Company's Chief Executive Officer and President, $1.0 million pursuant to a promissory note that charged interest at the same rate of interest charged to the Company pursuant to the Company's Credit Agreement with its senior lenders. Mr. Newman repaid the principal amount of the loan together with all interest accrued thereon on April 16, 1996.

     See "Compensation Committee Interlocks and Insider Participation."

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     Upon the approval of a majority of the stockholders the Board of Directors proposes to adopt a resolution appointing KPMG Peat Marwick LLP as auditors of the Company for the ensuing year. KPMG Peat Marwick LLP and its predecessors have audited the Company's books for the past 36 years.

     Representatives of KPMG Peat Marwick LLP will be present at the meeting with an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                 STOCKHOLDER PROPOSALS FOR 1997 ANNUAL MEETING

     Stockholders of the Company who wish to make a proposal to be included in the Company's Proxy Statement and form of proxy for the Company's 1997 Annual Meeting of Stockholders must cause such proposal to be received by the Company at its principal office no later than December 24, 1996. All proposals must be a proper subject for action at the 1997 Annual Meeting, and should be sent to the attention of the Secretary, Eckerd Corporation, 8333 Bryan Dairy Road, Largo, Florida 34647.

                         EXPENSES OF PROXY SOLICITATION

     Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to their principals and the Company will reimburse them for their expenses in so doing. Certain officers and other regular employees of the Company may also request the return of proxies by telephone, mail, telegram or in person. In addition, MacKenzie Partners, Inc., New York, New York has been retained to aid in the solicitation of proxies for an estimated fee of $4,000, to be paid by the Company.

                                          By Order of the Board of Directors

                                          /s/ James M. Santo
                                          -----------------------------------
                                          James M. Santo,
                                          Secretary
                                          Eckerd Corporation

Date: April 23, 1996

                                                                      APPENDIX A

                                                                                                                   Please mark
                                                                                                                   your votes as [X]
                                                                                                                   indicated in
                                                                                                                   this example

1. Election of Directors.               NOMINEES: Albert J. Fitzgibbons, III, Lewis W. Lehr, Stewart Turley

        FOR               WITHHOLD     (INSTRUCTION: To withhold authority to vote for any individual nominee,
all nominees listed      AUTHORITY                    write that nominee's name in the space provided below.)
    to the right      to vote for all
 (except as marked    nominees listed  ________________________________________________________________________
  to the contrary)      to the right
        [ ]                 [ ]
(The Board of Directors recommends a vote "FOR")               3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any
2. Ratification of KPMG Peat Marwick LLP as the independent       adjournment thereof.
   certified public accountants of the Company.

        FOR     AGAINST   ABSTAIN                                   Please sign exactly as name appears hereon. When shares are held
        [ ]       [ ]       [ ]                                     by joint tenants, both should sign. When signing as attorney,
(The Board of Directors recommends a vote "FOR")                    executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                                                                    Dated ____________________________________________________, 1996

                                                                    ________________________________________________________________
                                                                                               (Signature)

                                                                    ________________________________________________________________
                                                                                       (Signature if held jointly)

                                                                    PLEASE SIGN, DATE, AND RETURN THE PROXY CARD PROMPTLY USING THE
                                                                    ENCLOSED ENVELOPE.


                                                        FOLD AND DETACH HERE




                                 Annual Meeting
                                       of
                        Eckerd Corporation Stockholders
                             Thursday, May 23, 1996
                                   10:00 a.m.

        R.S.V.P. and additional information available at (813) 399-6380


                                     Agenda

        -- Election of Directors
        -- Ratification of the Appointment of Independent Public Accountants -- Report on the Progress of the Company

REVOCABLE PROXY

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                              ECKERD CORPORATION

     The undersigned hereby appoints Stewart Turley and James M. Santo proxies, each with power to act without the other and with power of substitution, and hereby authorizes them to represent and vote, as designated on the other side, all the shares of stock of Eckerd Corporation standing in the name of the undersigned with all powers which the undersigned would possess if present at the Annual Meeting of Stockholders of the Company to be held May 23, 1996, or any adjournment thereof.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" ALL NOMINEES FOR ELECTION OF DIRECTORS AND FOR PROPOSAL 2.

      (Continued, and to be marked, dated and signed, on the other side)


                             FOLD AND DETACH HERE



                              ECKERD CORPORATION


                        Annual Meeting of Stockholders
                          Held at Corporate Offices
                            8333 Bryan Dairy Road
                            Largo, Florida  34647
                            Thursday, May 23, 1996
                                  10:00 a.m.